UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Rockwell Medical, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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*YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN*

June 10, 2019

Dear Fellow Shareholder:

On June 6th, Rockwell Medical, Inc. convened our 2019 Annual Meeting, at which time all three director nominees were elected and Proposals 2, 4, and 5 as laid out in our Definitive Proxy Statement were approved by our shareholders.  However, the Company adjourned the meeting with respect to Proposal 3(a) (the reincorporation to Delaware, while opting out of Delaware’s controlled-share statute, referred to as “Section 203”), for the limited purpose of allowing additional time for shareholders to vote on the proposal.  The adjourned meeting will take place at 9:00 a.m. (Eastern Time) on June 25, 2019.

While the proposal received support from more than 47% of our outstanding shares, which represented more than 78% of the votes cast on this matter, the proposal requires approval of more than 50% of all outstanding shares of Rockwell Medical, Inc. stock.  With approximately 23 million shares remaining unvoted, we urge you to vote your shares today!  Not voting or voting “Abstain” will have the same effect as a vote against.

According to your broker’s records, your shares are still unvoted.  Please take a few moments to vote using the enclosed voting form, so your shares will be represented on Proposal 3(a) at the reconvened Annual Meeting.  You can vote quickly and easily over the internet, by telephone or by voting and returning the enclosed voting form in the enclosed pre-paid return envelope.  Voting now will save your company money on any further solicitation costs.

The Rockwell Medical, Inc. Board of Directors Unanimously Recommends that Shareholders Vote FOR the Reincorporation Proposal

Your Board of Directors believes the reincorporation proposal is in the best interests of our shareholders and approval will enhance Rockwell Medical, Inc.’s ability to execute on its long-term strategic plan.  Because state corporate law governs the internal affairs of a corporation, choice of a state domicile is an extremely important decision for a public company. Management and boards of directors of corporations look to state corporate law, and judicial interpretations of state corporate law, to guide their decision-making on many key issues, including determining appropriate governance policies and procedures, understanding their fiduciary obligations to shareholders and evaluating key strategic alternatives for a corporation, including mergers, acquisitions and divestitures.  Most public corporations in the United States are incorporated in Delaware.

Other principal benefits of the proposed reincorporation are summarized below:

•                  Enhanced ability of Delaware corporations to attract and retain directors and officers;

•                  Greater predictability, flexibility and responsiveness of Delaware law to corporate needs; and

•                  Access to specialized business courts that provide quick and predictable resolutions to disputes.

The Two Leading Independent Proxy Advisory Firms Have Recommended “FOR” the Reincorporation Proposal

Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., the two leading independent proxy advisory firms recommend that Rockwell Medical, Inc. shareholders vote “FOR” the reincorporation to Delaware.   The recommendations of ISS and Glass Lewis are relied upon by major institutional stockholders, mutual funds and other nominees throughout the United States.

In its May 24th report, ISS concluded,

“Many of the governance provisions embodied in the Michigan governing documents have been carried over to the Delaware governing documents. For example, shareholders and the board will continue to have the concurrent power to amend the bylaws, and shareholders holding a majority of the shares entitled to vote at a meeting will continue to have the ability to call special meetings (subject to certain exceptions). In light of these factors, on balance, this proposal warrants support.”

We urge you to read the Annual Meeting proxy statement and vote FOR the reincorporation (Proposal 3(a) by either Internet or telephone or by signing, dating, and returning the enclosed voting form today.   Remember not voting or voting “Abstain” will have the same effect as a vote against.

Thank you for your consideration and support.

ROCKWELL MEDICAL, INC.

Stuart Paul

President & CEO

If you have any questions or need assistance voting your shares, please call the firm assisting Rockwell with the solicitation of proxies, Saratoga Proxy Consulting, toll-free at (888) 368-0379 or (212) 257-1311